Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BFC FINANCIAL CORPORATION,

WOODBRIDGE HOLDINGS, LLC,

BXG FLORIDA CORPORATION

and

BLUEGREEN CORPORATION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE MERGER		8
2.1	Merger	8
2.2	Consummation of the Merger; Effective Time	8
2.3	Effect of the Merger	9
2.4	Articles of Organization and Bylaws of the Surviving Corporation	9
2.5	Directors and Officers of the Surviving Corporation	9
2.6	Additional Actions	9

ARTICLE III CONVERSION OF SHARES; CONSIDERATION		10
3.1	Conversion of Capital Stock	10
3.2	Exchange of Certificates; Payments	11
3.3	Withholding Rights	13
3.4	Bluegreen Options and Stock Awards	13
3.5	Appraisal Rights	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BFC, WOODBRIDGE AND MERGER SUB		14
4.1	Organization; Good Standing; Power	14
4.2	Authorization; No Violation	15
4.3	Absence of Certain Changes	16
4.4	Investigations; Litigation	16
4.5	Compliance with Laws	16
4.6	Operations of Merger Sub	16
4.7	Information Supplied	16
4.8	Broker’s and Finder’s Fees	16
4.9	Share Ownership	16
4.10	Absence of Certain Agreements	16
4.11	Solvency	17
4.12	Investigation by BFC, Woodbridge and Merger Sub	17
4.13	Opinion of Financial Advisor	18
4.14	Full Disclosure	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BLUEGREEN		18
5.1	Organization; Good Standing; Power	18
5.2	Capitalization	19
5.3	Authorization; No Violation	20
5.4	Subsidiaries	21
5.5	Exchange Act Reports; Financial Statements	21
5.6	Absence of Certain Changes	22
5.7	Taxes	22
5.8	Investigations, Litigation	22
5.9	Bluegreen Material Contracts	23

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5.10	Compliance with Laws; Permits	23
5.11	Broker’s and Finder’s Fees	23
5.12	Schedule 13E-3; Bluegreen Proxy Statement	24
5.13	State Takeover Laws	24
5.14	Opinion of Financial Advisor	24
5.15	Employee Benefits.	24
5.16	Environmental Laws.	24
5.17	Investigation by Bluegreen; No Other Representations or Warranties	25
5.18	Full Disclosure	26

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		26
6.1	Conduct of Business by Bluegreen	26
6.2	Notice	28

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		28
7.1	Access to Information	28
7.2	Public Announcements	29
7.3	No Solicitation	29
7.4	Bluegreen Proxy Statement; Schedule 13E-3	31
7.5	Bluegreen Meeting	32
7.6	Employee Benefit Plans	32
7.7	Indemnification	32
7.8	Further Assurances; Financing	34
7.9	Tax Treatment	34
7.10	Shareholder Litigation	34
7.11	HSR Act	35
7.12	Appointment of Directors	35
7.13	Cancellation of Bluegreen Rights Agreement	35
7.14	Merger Sub Compliance	35
7.15	Section 16 Matters	35

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS		35
8.1	Conditions to Each Party’s Obligation to Effect the Merger	35
8.2	Conditions to Bluegreen’s Obligation to Effect the Merger	36

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		38
9.1	Termination of the Agreement	38
9.2	Effect of Termination	39

ARTICLE X MISCELLANEOUS		39
10.1	Survival of the Representations and Warranties	39
10.2	Payment of Expenses	39
10.3	Assignment; Binding Effect	39
10.4	Governing Law	40
10.5	Consent to Jurisdiction	40
10.6	Waiver of Jury Trial	40
10.7	Counterparts	40

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10.8	Notices	41
10.9	Entire Agreement	42
10.10	Headings	42
10.11	Knowledge of the Parties	42
10.12	Attorneys’ Fees	42
10.13	No Third Party Beneficiary	42
10.14	Injunctive Relief	42
10.15	Severability	42
10.16	Amendment and Waiver	43
10.17	Special Committee	43
10.18	Time of the Essence	43

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 14th day of November, 2012, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), WOODBRIDGE HOLDINGS, LLC, a Florida limited liability company (“Woodbridge”), BXG FLORIDA CORPORATION, a Florida corporation (“Merger Sub”), and BLUEGREEN CORPORATION, a Massachusetts corporation (“Bluegreen”).

W I T N E S S E T H:

WHEREAS, BFC and its wholly-owned subsidiary, on the one hand, and Bluegreen, on the other hand, were parties to that certain Agreement and Plan of Merger, dated November 11, 2011 (the “Previous Merger Agreement”), which provided for the merger of Bluegreen with and into the wholly-owned subsidiary of BFC;

WHEREAS, the Previous Merger Agreement was terminated due to the inability to satisfy all required conditions to closing the transactions contemplated by the Previous Merger Agreement;

WHEREAS, in connection with the cancellation of the Previous Merger Agreement, a modified strategic transaction between the companies has been proposed pursuant to which Merger Sub would merge with and into Bluegreen (the “Merger”), with Bluegreen being the surviving corporation of the Merger, upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Bluegreen has designated a special committee (the “Special Committee”) composed entirely of independent directors, as determined in accordance with the listing standards of the New York Stock Exchange to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;

WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Bluegreen and has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of Bluegreen;

WHEREAS, based upon the recommendation of the Special Committee and its own independent review, the Board of Directors of Bluegreen has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders, (ii) approved and adopted this Agreement and declared its advisability, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) recommended the approval and adoption of this Agreement by Bluegreen’s shareholders in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Woodbridge has determined that the Merger is in the best interests of Merger Sub and its member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

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WHEREAS, the Board of Managers of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth the terms and conditions of the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.3(a).

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) Bluegreen and its subsidiaries shall not be treated as an Affiliate of BFC, Woodbridge or Merger Sub, and (ii) BFC and its subsidiaries shall not be treated as Affiliates of Bluegreen.

“Agreement” shall mean this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all schedules and exhibits hereto.

“Articles of Organization” shall mean the Restated Articles of Organization of Bluegreen, as amended from time to time.

“BFC” shall have the meaning set forth in the Preamble.

“Bluegreen” shall have the meaning set forth in the Preamble.

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“Bluegreen Benefit Plan” shall mean each Bluegreen Equity Compensation Plan; each material deferred compensation or bonus plan, program, agreement or arrangement, including, without limitation, the Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan and the Bluegreen Corporation 2011 Long Term Incentive Plan; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, consulting, termination or severance agreement; and each other material employee benefit plan (within the meaning of Section 3(3) of ERISA), in each case, that is sponsored, maintained or to which contributions are made by (i) Bluegreen or any of its Subsidiaries (or as to which Bluegreen or any of its Subsidiaries is otherwise a party) or (ii) any other organization which is a member of a Controlled Group of which Bluegreen or any of its Subsidiaries is a member or with respect to which Bluegreen or any of its Subsidiaries or any member of the Controlled Group of which Bluegreen or any of its Subsidiaries has any liability or potential liability.

“Bluegreen Common Stock” shall mean the Common Stock, par value $0.01 per share, of Bluegreen.

“Bluegreen Equity Compensation Plans” shall mean (i) the Bluegreen Corporation 1995 Stock Incentive Plan, (ii) the Bluegreen Corporation 1998 Non-Employee Director Stock Option Plan, (iii) the Bluegreen Corporation 2005 Stock Incentive Plan and (iv) the Bluegreen Corporation 2008 Stock Incentive Plan, in each case as amended to date.

“Bluegreen Financial Statements” shall mean the audited Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, as of, and for each of Bluegreen’s fiscal years ended, December 31, 2009, 2010 and 2011, and the unaudited Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and Condensed Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, as of, and for the nine-month (and, if applicable, three-month) period ended September 30, 2012, as each of which is included in the Bluegreen SEC Reports.

“Bluegreen Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, including cash and cash equivalents position, assets, liabilities, or business of Bluegreen, including its Subsidiaries together with it taken as a whole, including, without limitation, the ability of Bluegreen to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Bluegreen Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the real estate and time share industries generally or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i), (ii) and (iii) above shall be regarded in determining whether a Bluegreen Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to Bluegreen.

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“Bluegreen Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Bluegreen or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations as well as any contract, agreement or other arrangement pursuant to which Bluegreen or any of its Subsidiaries has incurred indebtedness in an amount equal to or exceeding $25 million.

“Bluegreen Meeting” shall mean the annual or special meeting of Bluegreen’s shareholders to be held for the purpose of voting upon the transactions contemplated hereby and for no other purpose without the prior written consent of BFC.

“Bluegreen Options” shall have the meaning set forth in Section 3.4(a).

“Bluegreen Stock Awards” shall have the meaning set forth in Section 3.4(b).

“Bluegreen Proxy Statement” shall mean the proxy statement on Schedule 14A (as amended or supplemented from time to time) relating to, and to be filed with the SEC and mailed to Bluegreen’s shareholders in connection with, the proposal to be submitted to a vote of Bluegreen’s shareholders at the Bluegreen Meeting to approve this Agreement.

“Bluegreen Rights Agreement” shall mean the Rights Agreement, dated as of July 27, 2006, between Bluegreen and Mellon Investor Services LLC, as amended to date.

“Bluegreen SEC Reports” shall have the meaning set forth in Section 5.5(a).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(d).

“Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Bylaws” shall mean the Amended and Restated Bylaws of Bluegreen, as amended from time to time.

“CERCLA” shall have the meaning set forth in Section 5.16.

“Certificates” shall have the meaning set forth in Section 3.1(d).

“Claim” shall have the meaning set forth in Section 7.7(a).

“Closing” shall have the meaning set forth in Section 2.2.

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“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Consideration Fund” shall have the meaning set forth in Section 3.2(a).

“Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

“Dissenting Shares” shall have the meaning set forth in Section 3.5(a).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Law” shall have the meaning set forth in Section 5.16.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“FBCA” shall mean the Florida Business Corporation Act, as amended from time to time.

“Florida Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Florida Department of State.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

“Hazardous Material” shall have the meaning set forth in Section 5.16.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.7(a).

“Indemnified Parties” shall have the meaning set forth in Section 7.7(a).

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including, without limitation, any Environmental Law, as well as all rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

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“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Massachusetts Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

“MBCA” shall mean the Massachusetts Business Corporation Act, as amended from time to time.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Bluegreen Financial Statements; (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

“Previous Merger Agreement” shall have the meaning set forth in the Recitals.

“Properties” shall have the meaning set forth in Section 5.16.

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“Purchaser Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, the ability of BFC, Woodbridge or Merger Sub to satisfy the conditions precedent to the Merger or to otherwise consummate the Merger or other transactions contemplated hereby.

“Purchaser Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC, Woodbridge or Merger Sub is a party or otherwise relating to or affecting any of their respective assets, properties or operations.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, managers, agents, attorneys, accountants and financial, tax and other advisors.

“Schedule 13E-3” shall mean the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to this Agreement and the transactions contemplated hereby, including the Merger, to be jointly filed by the parties hereto and all other filing Persons required by the rules and regulation of the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Solvent” shall have the meaning set forth in Section 4.11.

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation, limited liability company, partnership, joint venture or other legal entity; provided, however, that for purposes of this Agreement, neither Bluegreen nor BBX Capital Corporation, nor any of their respective subsidiaries, shall be treated as a Subsidiary of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.3(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

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“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Entity in connection with the administration of Taxes, including any schedule or attachment thereto and amendment thereof.

“Third Party” shall have the meaning set forth in Section 7.3(b).

“Woodbridge” shall have the meaning set forth in the Preamble.

ARTICLE II
THE MERGER

2.1              Merger. Subject to the terms and conditions of this Agreement and in accordance with the MBCA and the FBCA, at the Effective Time, Bluegreen and Merger Sub shall consummate the Merger pursuant to which, in accordance with the terms, conditions and provisions of this Agreement and the Massachusetts Articles of Merger and Florida Articles of Merger, (i) Merger Sub shall merge with and into Bluegreen, (ii) the separate corporate existence of Merger Sub shall thereupon cease, (iii) Bluegreen shall be the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly-owned subsidiary of Woodbridge, and (iv) the separate corporate existence of Bluegreen as a Massachusetts corporation, with all its rights, privileges, immunities, powers and franchises, shall continue.

2.2              Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Bluegreen as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, each of Bluegreen and Merger Sub will execute the Massachusetts Articles of Merger and Florida Articles of Merger and deliver them to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Secretary of State of the Commonwealth of Massachusetts and the Florida Department of State, respectively. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Massachusetts Articles of Merger and the Florida Articles of Merger as set forth in the preceding sentence and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Massachusetts Articles of Merger and the Florida Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the Closing Date (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

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2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Massachusetts Articles of Merger and the MBCA and the Florida Articles of Merger and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Bluegreen and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bluegreen and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4              Articles of Organization and Bylaws of the Surviving Corporation. At the Effective Time, the Articles of Organization and Bylaws of Bluegreen, in each case as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation and the bylaws of the Surviving Corporation, respectively, in each case until thereafter amended in accordance with the MBCA and such articles of organization or bylaws, as the case may be.

2.5              Directors and Officers of the Surviving Corporation. The directors of Bluegreen at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of organization and bylaws. The officers of Bluegreen at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of organization and bylaws.

2.6              Additional Actions. If, at any time after the Effective Time, any party hereto shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Bluegreen or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Bluegreen and its officers and directors and Merger Sub and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of both Bluegreen and Merger Sub to take any and all such actions.

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ARTICLE III
CONVERSION OF SHARES; CONSIDERATION

3.1              Conversion of Capital Stock.

(a)                At the Effective Time, each share of Bluegreen Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Bluegreen Common Stock to be canceled pursuant to Section 3.1(c) and the Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be converted into the right to receive $10.00 in cash, without interest thereon (the “Merger Consideration”). The preferred share purchase rights associated with each share of Bluegreen Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor, as the value of such preferred share purchase rights is included within the value of the associated share of Bluegreen Common Stock.

(b)               Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that after the Effective Time, Woodbridge shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c)                All shares of Bluegreen Common Stock that are owned by BFC, Woodbridge or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)               At the Effective Time, each share of Bluegreen Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically canceled and shall cease to exist, upon the conversion thereof, and the holders immediately prior to the Effective Time of shares of outstanding Bluegreen Common Stock not represented by certificates, if any (“Book-Entry Shares”), and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Bluegreen Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Bluegreen Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Bluegreen Common Stock held by them. The Merger Consideration paid upon the surrender for exchange of the Book-Entry Shares or the Certificates in accordance with Section 3.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Bluegreen Common Stock exchanged theretofore and represented by such Book-Entry Shares or Certificates.

(e)                If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Bluegreen Common Stock shall occur as a result of a stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

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3.2              Exchange of Certificates; Payments.

(a)                At or prior to the Effective Time, BFC, Woodbridge or Merger Sub shall deliver or cause to be delivered, in trust, to such bank or trust company that may be designated by them and is reasonably satisfactory to Bluegreen (the “Paying Agent”), for the benefit of the holders of shares of Bluegreen Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 3.1 in exchange for all issued and outstanding shares of Bluegreen Common Stock immediately prior to the Effective Time (other than shares of Bluegreen Common Stock to be canceled pursuant to Section 3.1(c)) (the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration, BFC, Woodbridge or Merger Sub shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to such deficiency.

(b)               Promptly after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions or as may reasonably be requested by the Paying Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes pursuant to Section 3.3, the Merger Consideration pursuant to the provisions of Section 3.1, and the Book-Entry Share or Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

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(c)                The Consideration Fund shall be invested by the Paying Agent if and as directed by Woodbridge; provided that any such investments shall be in cash or securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Consideration Fund shall be the sole and exclusive property of Woodbridge and shall be paid to Woodbridge as it directs. No investment of the Consideration Fund shall relieve Woodbridge or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Woodbridge shall promptly provide, or cause to be provided, additional funds to the Paying Agent for the benefit of the holders of shares of Bluegreen Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Consideration Fund.

(d)               At the Effective Time, the share transfer books of Bluegreen shall be closed and thereafter there shall be no further registration of transfers of the shares of Bluegreen Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration with respect to the Bluegreen Common Stock formerly represented thereby pursuant to Section 3.1, except as otherwise provided by Law.

(e)                Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of Bluegreen otherwise entitled thereto for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with the provisions of this Section 3.2 with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f)                Notwithstanding the foregoing, neither the Paying Agent, BFC, Woodbridge, Merger Sub, Bluegreen or the Surviving Corporation, nor any shareholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with the provisions of this Section 3.2 with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g)               If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Woodbridge and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to Section 3.1.

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(h)               Prior to the Effective Time, Bluegreen shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Bluegreen in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act to be exempt under such section of the Exchange Act and the rules and regulations promulgated thereunder.

3.3              Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made pursuant to the Merger and any payments made in respect of the Dissenting Shares) to any holder of shares of Bluegreen Common Stock or Bluegreen Stock Options, such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the appropriate Taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bluegreen Common Stock or Bluegreen Stock Options, as the case may be, in respect of which such deduction and withholding was made.

3.4              Bluegreen Options and Stock Awards.

(a)                Prior to the Effective Time, Bluegreen shall take all actions necessary to cause each option to purchase shares of Bluegreen Common Stock issued by Bluegreen under any Bluegreen Equity Compensation Plan and outstanding at the Effective Time (each, a “Bluegreen Option”), whether or not vested or exercisable, to be canceled as of the Effective Time; provided, however, that the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time) a cash payment in respect of each share of Bluegreen Common Stock then subject to such Bluegreen Option, whether or not such Bluegreen Option was vested and exercisable immediately prior to the Effective Time, in an amount equal to the excess, if any, of the per share Merger Consideration over the exercise price per share with respect to such Bluegreen Option (subject to applicable Tax withholding requirements and without interest). No consideration shall be paid hereunder in respect of shares of Bluegreen Common Stock subject to Bluegreen Options which have an exercise price equal to or greater than the per share Merger Consideration.

(b)               Prior to the Effective Time, Bluegreen shall take all actions necessary to cause each restricted stock award and restricted stock unit award, if any, of Bluegreen Common Stock granted by Bluegreen under any Bluegreen Equity Compensation Plan and outstanding immediately prior to the Effective Time (each, a “Bluegreen Stock Award”) to become fully vested as of the Effective Time with respect to the maximum number of shares of Bluegreen Common Stock subject thereto, which shares shall be converted into the right to receive the Merger Consideration in the same manner as other shares of Bluegreen Common Stock pursuant to Section 3.1.

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(c)                At or prior to the Effective Time, Bluegreen shall take all actions necessary to cause each Bluegreen Equity Compensation Plan to terminate as of the Effective Time.

3.5              Appraisal Rights.

(a)                Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of Bluegreen Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Sections 13.01-13.31 of the MBCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Bluegreen Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of Sections 13.01-13.31 of the MBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Bluegreen Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.

(b)               Bluegreen will provide BFC and Woodbridge (i) prompt notice of any written demands received by Bluegreen for appraisal of shares of Bluegreen Common Stock, attempted withdrawals of such demands and any other instruments served on and received by Bluegreen pursuant to the MBCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the MBCA. Bluegreen shall not, except with the prior written consent of BFC or Woodbridge, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC,
WOODBRIDGE AND MERGER SUB

BFC, Woodbridge and Merger Sub jointly and severally represent and warrant to Bluegreen as follows:

4.1              Organization; Good Standing; Power. BFC is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Woodbridge is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Each of BFC, Woodbridge and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. A complete and correct copy of the articles of incorporation and bylaws, or other equivalent organizational documents, of BFC, Woodbridge and Merger Sub, as currently in effect, has been made available to Bluegreen. Each of BFC, Woodbridge and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Purchaser Material Adverse Effect.

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4.2              Authorization; No Violation. The execution and delivery of this Agreement by BFC, Woodbridge and Merger Sub and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of BFC, Woodbridge and Merger Sub, and no other corporate or limited liability company action on the part of BFC, Woodbridge or Merger Sub is necessary (other than the filing of the Massachusetts Articles of Merger pursuant to the MBCA and the Florida Articles of Merger pursuant to the FBCA). Subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC, Woodbridge and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BFC, Woodbridge or Merger Sub, nor the consummation of the Merger or other transactions contemplated hereby, nor the compliance by BFC, Woodbridge and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (I) the articles of incorporation or bylaws, or other equivalent organizational documents, of BFC or any of its Subsidiaries or (II) any Purchaser Material Contract; (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BFC or any of its Subsidiaries with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act (including, without limitation, the filing of the Schedule 13E-3, and the information required thereby in the Bluegreen Proxy Statement, and such other reports and filings with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the MBCA and the FBCA in connection with the Merger, including, without limitation, the Massachusetts Articles of Merger and the Florida Articles of Merger, (iii) any filings as may be required by the HSR Act and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(II), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings, declarations or applications or obtain such permission, determination, waiver, authorization, consent or approval could not reasonably be expected to have a Purchaser Material Adverse Effect.

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4.3              Absence of Certain Changes. Since September 30, 2012, there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Purchaser Material Adverse Effect or (ii) could reasonably be expected to render any of the representations and warranties contained in this Article IV incorrect or untrue in any material respect as of the Closing Date.

4.4              Investigations; Litigation. Except as set forth in the reports and other documents required filed by BFC with the SEC under the Exchange Act, including, but not limited to, reports on Form 10-K, Form 10-Q and Form 8-K, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, Woodbridge or Merger Sub, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a Purchaser Material Adverse Effect.

4.5              Compliance with Laws. Except as could not reasonably be expected to have a Purchaser Material Adverse Effect, neither BFC nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to BFC or any of its Subsidiaries or any of their respective assets or properties.

4.6              Operations of Merger Sub. Merger Sub (a) is a direct, wholly-owned subsidiary of Woodbridge (which is a direct wholly-owned subsidiary of BFC), (b) was formed solely for the purpose of engaging in a strategic transaction with Bluegreen, (c) has engaged in no other business activities and (d) has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.7              Information Supplied. None of the information supplied in writing by BFC, Woodbridge or Merger Sub specifically for inclusion or incorporation by reference in the Bluegreen Proxy Statement or Schedule 13E-3 will, at the date each such document is filed with the SEC or at the date each such document is first mailed to shareholders of Bluegreen, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.8              Broker’s and Finder’s Fees. No broker, finder or investment banker other than Allen C. Ewing & Co., the fees and expenses of which have been or will be paid by BFC or Woodbridge, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger or other transactions contemplated hereby based upon arrangements made by or on behalf of BFC or any of its Subsidiaries.

4.9              Share Ownership. None of BFC, Woodbridge or Merger Sub, nor any of their respective Affiliates, owns or beneficially owns any shares of Bluegreen Common Stock other than as set forth in BFC’s and Bluegreen’s joint proxy statement/prospectus filed with the SEC on May 15, 2012.

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4.10          Absence of Certain Agreements. Except as set forth herein, as of the date hereof, there are no contracts, agreements or other instruments to which any of BFC, Woodbridge, Merger Sub or any of their respective Affiliates is party (a) pursuant to which any shareholder of Bluegreen would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of Bluegreen agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Acquisition Proposal, or (b) pursuant to which any member of Bluegreen’s Board of Directors or any of their immediate family members (i) has agreed, in connection with the Merger, to (A) remain as an employee of Bluegreen or any of its Subsidiaries following the Effective Time (other than pursuant to any existing contract or other instrument with Bluegreen or its Subsidiary), (B) contribute or roll over any shares of Bluegreen Common Stock, Bluegreen Stock Options or Bluegreen Stock Awards to Bluegreen or any of its Subsidiaries or BFC or any of its Subsidiaries or (C) receive any capital stock of Bluegreen or any of its Subsidiaries (other than pursuant to any existing employment agreement with Bluegreen or its Subsidiary) or BFC, or (ii) otherwise is entitled to benefits in connection with this Agreement or the Merger (other than in their capacities as shareholders of Bluegreen).

4.11          Solvency. None of BFC, Woodbridge or Merger Sub is entering into this Agreement or the Merger or other transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Bluegreen or any of its Subsidiaries. To the knowledge of BFC, Woodbridge and Merger Sub, based on information available to them, assuming (a) satisfaction of the conditions to their obligations to consummate the Merger, (b) the accuracy of the representations and warranties of Bluegreen set forth in Article V (without giving effect to any qualification as to “materiality” or “Bluegreen Material Adverse Effect” set forth therein) and (iii) the fair value of Dissenting Shares, as determined in accordance with the MBCA, being no greater than the per share Merger Consideration, then, after giving effect to the Merger, including the payment of the aggregate Merger Consideration and any other amounts required to be paid by Woodbridge, Merger Sub or the Surviving Corporation in connection with the consummation of the Merger, including all amounts payable in respect of Bluegreen Options and Dissenting Shares, and all related fees and expenses, each of BFC, Woodbridge and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger.

For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts” of such Person, as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.12          Investigation by BFC, Woodbridge and Merger Sub. BFC, Woodbridge and Merger Sub have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of Bluegreen and its Subsidiaries. BFC, Woodbridge and Merger Sub acknowledge that they and their Representatives (a) have received access to such books and records, facilities, equipment, contracts and other assets of Bluegreen which they and their Representatives have requested to review and (b) have had opportunities to meet with the management of Bluegreen and to discuss the businesses, assets, condition, operations and prospects of Bluegreen and its Subsidiaries. In entering into this Agreement, each of BFC, Woodbridge and Merger Sub has relied solely upon its own investigation and analysis and on Bluegreen’s representations and warranties set forth in Article V, and each of them acknowledges that, except for the representations and warranties of Bluegreen set forth in Article V, no Person has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to BFC, Woodbridge, Merger Sub or any of their Representatives.

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4.13          Opinion of Financial Advisor. Allen C. Ewing & Co. has (a) rendered its opinion to the Board of Directors of BFC to the effect that, as of the date of the meeting of the Board of Directors of BFC at which the Board of Directors of BFC approved this Agreement and the transactions contemplated hereby and related hereto, and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the terms of the Merger are fair from a financial point of view to BFC’s shareholders and (b) consented to the inclusion of such opinion in its entirety in the Schedule 13E-3 and any other filing required to be made by BFC or Bluegreen with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable Law, subject to its advance review and approval thereof.

4.14          Full Disclosure. No representation or warranty of BFC, Woodbridge or Merger Sub contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries, contained in this Agreement, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLUEGREEN

Bluegreen represents and warrants to BFC, Woodbridge and Merger Sub as follows:

5.1              Organization; Good Standing; Power. Bluegreen is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Bluegreen has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby. Bluegreen and its Subsidiaries have all necessary power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Bluegreen and its Subsidiaries are duly licensed or qualified to conduct their respective businesses and are in good standing in each jurisdiction in which the nature of their respective businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.2              Capitalization.

(a)                Bluegreen’s authorized capital stock consists solely of 140,000,000 shares of Bluegreen Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Bluegreen Capital Stock”). As of the date hereof, 31,555,513 shares of Bluegreen Common Stock are issued and outstanding, including 204,766 shares subject to Bluegreen Stock Awards. Each share of Bluegreen Common Stock has attached thereto an associated preferred share purchase right which was issued under the Bluegreen Rights Agreement. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, approximately 10,460,237 shares of Bluegreen Common Stock are reserved for issuance under the Bluegreen Equity Compensation Plans (including, without limitation, 1,151,225 shares of Bluegreen Common Stock reserved for issuance upon the exercise of outstanding Bluegreen Options). Bluegreen does not currently hold, and under the MBCA may not hold, any shares of Bluegreen Common Stock in treasury.

(b)               All of the issued and outstanding shares of Bluegreen Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Bluegreen Capital Stock have been issued in violation of any statutory preemptive rights. Bluegreen Common Stock is the only class of securities of Bluegreen with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Bluegreen. Except for Bluegreen Options outstanding on the date hereof to acquire not more than 1,151,225 shares of Bluegreen Common Stock and except as contemplated by the Bluegreen Rights Agreement, there are no outstanding or existing Bluegreen Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Bluegreen.

(c)                All outstanding Bluegreen Options and Bluegreen Stock Awards were granted under the Bluegreen Equity Compensation Plans, and none were issued in violation of applicable Law or the terms of the applicable Bluegreen Equity Compensation Plan. Other than Bluegreen’s current share repurchase program, as described in the Bluegreen SEC Reports, Bluegreen is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of Bluegreen Capital Stock or which restrict the transfer of such shares to which Bluegreen is a party, nor does Bluegreen have knowledge of any such agreements or understandings to which Bluegreen is not a party. Except as set forth on Schedule 5.2, since September 30, 2012, Bluegreen has not (i) issued any shares of Bluegreen Capital Stock (or securities exercisable for or convertible into Bluegreen Capital Stock) other than upon the valid exercise of Bluegreen Options previously granted under any Bluegreen Equity Compensation Plan or (ii) granted any Bluegreen Options or Bluegreen Stock Awards under any Bluegreen Equity Compensation Plan. The terms of each of the Bluegreen Equity Compensation Plans permit the cancellation of outstanding Bluegreen Options and Bluegreen Stock Awards as provided in this Agreement without the consent or approval of the holders thereof, any other shareholders of Bluegreen, or any other Person (other than Bluegreen’s Board of Directors or a committee thereof). Schedule 5.2 hereto includes a true and complete list, as of the date hereof, of all holders of outstanding Bluegreen Options and Bluegreen Stock Awards, including the name of such holders and, with respect to each such Bluegreen Option and Bluegreen Stock Award, the number of shares of Bluegreen Common Stock purchasable upon exercise of the Bluegreen Option or subject to the Bluegreen Stock Award, the exercise or vesting schedule, the exercise price per share and the expiration date. There are no awards outstanding as of the date hereof under any Bluegreen Equity Compensation Plan other than those identified on Schedule 5.2. A true and complete copy of the Bluegreen Equity Compensation Plans and all contracts, agreements and other instruments relating to or issued thereunder have been made available to BFC, and no such plan, contract, agreement or other instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, contract, agreement or other instrument in any case from the form made available to BFC.

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(d)               No bonds, debentures, notes or other indebtedness of Bluegreen having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3              Authorization; No Violation. The execution and delivery of this Agreement by Bluegreen and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Bluegreen, and no other corporate action on the part of Bluegreen is necessary (other than the approval of this Agreement by the holders of the Bluegreen Common Stock and the filing of the Massachusetts Articles of Merger pursuant to the MBCA and the Florida Articles of Merger pursuant to the FBCA), and, subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Bluegreen, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Bluegreen, nor the consummation of the transactions contemplated hereby, nor the compliance by Bluegreen with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Bluegreen or any Subsidiary of Bluegreen under any of the terms, conditions or provisions of (I) the Articles of Organization or Bylaws (or analogous organizational documents) of Bluegreen or any of its Subsidiaries or (II) any Bluegreen Material Contract; (b) violate any Law or any Order applicable to Bluegreen or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by Bluegreen with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (w) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of the Bluegreen Proxy Statement, the Schedule 13E-3 and such other reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (x) any filings as may be required under the MBCA and the FBCA in connection with the Merger, including, without limitation, the Massachusetts Articles of Merger and the Florida Articles of Merger, (y) any filings as may be required by the HSR Act and (z) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(II), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.4              Subsidiaries. Set forth on Schedule 5.4 is a list of each Subsidiary of Bluegreen, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4, Bluegreen does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Bluegreen is the beneficial owner, directly or indirectly, of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Bluegreen’s Subsidiaries are beneficially owned, directly or indirectly, by Bluegreen free and clear of any Liens. Each Subsidiary of Bluegreen is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.5              Exchange Act Reports; Financial Statements.

(a)                Since January 1, 2009, Bluegreen has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Bluegreen SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Bluegreen SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except as set forth on Schedule 5.5(a), as of the date hereof, there are no amendments or modifications to contracts, agreements or other instruments which previously had been filed by Bluegreen with the SEC pursuant to the Securities Act or the Exchange Act or any other contracts, agreements or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Bluegreen.

(b)               The Bluegreen Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Bluegreen and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Bluegreen Material Adverse Effect). Any supporting schedules included in the Bluegreen SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Bluegreen Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Bluegreen SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Bluegreen Financial Statements, neither Bluegreen nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2012 in the ordinary course of business to Persons other than Affiliates of Bluegreen or that could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.6              Absence of Certain Changes. Except as set forth on Schedule 5.6 or as disclosed in the Bluegreen SEC Reports, since September 30, 2012, (a) Bluegreen and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (b) there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Bluegreen Material Adverse Effect, (ii) could reasonably be expected to render any of the representations and warranties of Bluegreen contained in this Agreement incorrect or untrue as of the Closing Date or (iii) would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

5.7              Taxes. Except as set forth on Schedule 5.7 or in the Bluegreen SEC Reports, and except for such matters as could not reasonably be expected to have a Bluegreen Material Adverse Effect, (a) Bluegreen and each of its Subsidiaries have timely filed or shall timely file all Tax Returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Bluegreen and its Subsidiaries, (b) all Taxes shown to be payable on such Tax Returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Bluegreen or any of its Subsidiaries, (d) Bluegreen has provided adequate reserves in the Bluegreen Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Bluegreen or any of its Subsidiaries by a Taxing authority.

5.8              Investigations, Litigation. Except as set forth on Schedule 5.8 or in the Bluegreen SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of Bluegreen, threatened, against Bluegreen or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Bluegreen or any of its Subsidiaries which, if determined adversely to Bluegreen or such Subsidiary, could reasonably be expected to have a Bluegreen Material Adverse Effect. Except as disclosed on Schedule 5.8, (a) neither Bluegreen nor any of its Subsidiaries, nor any director, manager, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of Bluegreen, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Bluegreen or any of its Subsidiaries, or any director, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Bluegreen or any of its Subsidiaries and (b) to the knowledge of Bluegreen, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Bluegreen or any of its Subsidiaries, or any of their respective assets, businesses or operations.

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5.9              Bluegreen Material Contracts. Each Bluegreen Material Contract has been filed as an exhibit to a Bluegreen SEC Report or is set forth on Schedule 5.9. Except as could not reasonably be expected to have a Bluegreen Material Adverse Effect, (a) each Bluegreen Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) Bluegreen and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Bluegreen Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9, no consent of or notice to third parties is required pursuant to the terms of any Bluegreen Material Contract or other material agreement to which Bluegreen or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated hereby, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Bluegreen Material Adverse Effect. To the knowledge of Bluegreen, no other party to any Bluegreen Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Bluegreen has made available to BFC true, correct and complete copies of all the written Bluegreen Material Contracts (together with any and all amendments or modifications to the Bluegreen Material Contracts to date), and a brief written summary or description of each oral Bluegreen Material Contract.

5.10          Compliance with Laws; Permits. Except as could not reasonably be expected to have a Bluegreen Material Adverse Effect, neither Bluegreen nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Bluegreen or any of its Subsidiaries or any of their respective assets, properties or operations, including, without limitation, those relating to the sale of, or other activities relating to, vacation ownership interests and the ownership, operation and maintenance of the Bluegreen Vacation Club. Bluegreen and each of its Subsidiaries has all Permits necessary to own, lease and operate its assets and to conduct its business as presently conducted, except those the absence of which could not reasonably be expected to have a Bluegreen Material Adverse Effect. There has occurred no material violation of, suspension, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, material amendment or cancellation of, with or without notice or lapse of time or both, any such material Permit. There is no event that, to the knowledge of Bluegreen, could reasonably be expected to result in the revocation, cancellation or adverse modification of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Bluegreen Material Adverse Effect.

5.11          Broker’s and Finder’s Fees. No broker, finder or investment banker other than Cassel Salpeter & Co., LLC, the fees and expenses of which have been or will be paid by Bluegreen, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger or other transactions contemplated hereby based upon arrangements made by or on behalf of Bluegreen or any of its Subsidiaries.

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5.12          Schedule 13E-3; Bluegreen Proxy Statement. None of the information included in the Schedule 13E-3 or Bluegreen Proxy Statement relating to Bluegreen will, at the time the such documents are filed with the SEC, the date of mailing to Bluegreen’s shareholders (with respect to the Bluegreen Proxy Statement) or the date of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.13          State Takeover Laws. Bluegreen has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC, Woodbridge or Merger Sub in order for such matters to be so exempt) the transactions contemplated hereby are exempt, from any applicable state anti-takeover statutes, including, without limitation, Chapters 110C, 110D, 110E and 110F of the General Laws of Massachusetts.

5.14          Opinion of Financial Advisor. Cassel Salpeter & Co., LLC has (a) rendered its opinion to the Special Committee to the effect that, as of the date of the meeting of the Special Committee at which the Special Committee recommended that the Board of Directors of Bluegreen approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Bluegreen Common Stock other than BFC and its Affiliates and (b) consented to the inclusion of such opinion in its entirety in the Bluegreen Proxy Statement and any other filing required to be made by Bluegreen with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable Law, subject to its advance review and approval thereof.

5.15          Employee Benefits. Except as otherwise expressly provided herein, the execution and delivery by Bluegreen of this Agreement do not, and the consummation of the Merger and other transactions contemplated hereby and compliance with the terms hereof, whether alone or in conjunction with any other event, will not (a) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Bluegreen Benefit Plan or (b) result in any breach or violation of, or a default under, any Bluegreen Benefit Plan.

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5.16          Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Bluegreen Material Adverse Effect, (i) Bluegreen and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of Bluegreen, any of its Subsidiaries or, to the best of Bluegreen’s knowledge, any other owners of any of the real property owned, leased, operated or managed by Bluegreen or any of its Subsidiaries (the “Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous Materials on, to, in, under or from the Properties or any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries other than in compliance with all Environmental Laws, (iii) neither Bluegreen nor any of its Subsidiaries intends to use the Properties or any subsequently acquired properties, other than in compliance with applicable Environmental Laws, (iv) neither Bluegreen nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the Properties, any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries, or their respective assets or arising out of the conduct of Bluegreen or its Subsidiaries, (v) none of the Properties are included or, to the best of Bluegreen’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (“CERCLA”), or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of Bluegreen, any of its Subsidiaries or agents or, to the best of Bluegreen’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the Properties or any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the Properties by any Governmental Entity in connection with the presence on or off such Property of any Hazardous Material, and (viii) none of Bluegreen, any of its Subsidiaries or, to Bluegreen’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the Properties or any facilities or improvements or any operations or activities thereon.

As used herein, “Hazardous Material” shall include, without limitation, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances or related materials, asbestos, petroleum, petroleum products and any hazardous material as: (i) defined by or in any federal, state or local environmental law, statute, ordinance, rule or regulation, including, without limitation, CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Clean Water Act (Federal Water Pollution Control Act), the Safe Drinking Water Act, the Occupational Safety and Health Act, any analogous state laws and any and all regulations promulgated pursuant to each of the foregoing, in each case as amended from time to time (such statutes, laws and regulations, together with environmental statutes, laws and regulations not specifically defined herein, are referred to herein, individually, as an “Environmental Law” and, collectively, as the “Environmental Laws”); or (ii) otherwise defined or interpreted by any Governmental Entity.

5.17          Investigation by Bluegreen; No Other Representations or Warranties. Bluegreen has conducted its own independent review and analysis of BFC, Woodbridge and Merger Sub. In entering into this Agreement, Bluegreen has relied solely upon its own investigation and analysis and on BFC’s, Woodbridge’s and Merger Sub’s representations and warranties set forth in Article IV, and Bluegreen acknowledges that, except for such representations and warranties, no Person has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to Bluegreen or any of their Representatives.

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5.18          Full Disclosure. No representation or warranty of Bluegreen contained in this Agreement, and none of the statements or information concerning Bluegreen and its Subsidiaries contained in this Agreement or the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE VI
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1              Conduct of Business by Bluegreen. During the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time, except (a) as may be required by Law or contemplated by this Agreement, or (b) with the prior written consent of BFC, the business of Bluegreen and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice, and in compliance in all material respects with all applicable Laws and the requirements of all Bluegreen Material Contracts, and Bluegreen shall, and shall cause each of its Subsidiaries to, (i) preserve intact its current business organization, (ii) preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it and (iii) keep available the services of its current officers and other key employees. Without limiting the generality of the foregoing, except (x) as may be required by Law or contemplated by this Agreement, or (y) with the prior written consent of BFC, neither Bluegreen nor any of its Subsidiaries will:

(a)                change or amend its articles of organization or bylaws (or similar organizational documents);

(b)               except for Bluegreen Common Stock to be issued upon exercise of Bluegreen Options outstanding on the date of this Agreement or to the extent required under the terms and conditions of the Bluegreen Rights Agreement, issue, sell, or grant any shares of capital stock or any options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Bluegreen or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(c)                acquire, or sell, lease, license, transfer or otherwise dispose of, any assets (including, without limitation, interests in any Person) or rights other than in the ordinary course of business consistent with past practices;

(d)               divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

(e)                declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities, except for dividends by a wholly-owned subsidiary of Bluegreen;

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(f)                (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date hereof (other than due to scheduled interest accruals and fees set forth in such agreements); (ii) make any loans, advances or capital contributions to, or investments in, any other Person, in each case other than to any wholly-owned Subsidiary of Bluegreen; or (iii) sell, transfer or hypothecate any accounts receivable; in the case of each of the foregoing clauses (i), (ii) and (iii), other than in the ordinary course of business consistent with past practices;

(g)               except as contemplated by the terms of any Bluegreen Equity Compensation Plan or any contract, agreement or other instrument evidencing any outstanding Bluegreen Option or Bluegreen Stock Award, as such terms are in effect as of the date hereof, (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Bluegreen Equity Compensation Plan or any provision of any contract, agreement or other instrument evidencing any outstanding Bluegreen Option or Bluegreen Stock Awards, or (ii) otherwise modify any of the terms of any outstanding Bluegreen Option or Bluegreen Stock Award;

(h)               establish, adopt, enter into or amend any Bluegreen Benefit Plan, including, without limitation, any employment or consulting agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees or consultants, in each case except (i) as required by the terms of any Bluegreen Benefit Plan as in effect on the date hereof or agreement existing as of the date hereof and disclosed to BFC, (ii) for reimbursement of expenses in the ordinary course of business, (iii) employment agreements entered into to replace an existing employee of Bluegreen who was subject to any employment agreement with Bluegreen, which new employment agreement shall be on terms no less favorable to Bluegreen than those contained in the employment agreement of the employee that was replaced, or (iv) periodic changes to compensation arrangements in the ordinary course of business consistent with past practices;

(i)                 (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would be a Bluegreen Material Contract; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would require the consent of any party thereto (other than Bluegreen or its Subsidiaries) in connection with the Merger and other transactions contemplated hereby; or (iii) modify, amend, terminate or waive any material rights under any Bluegreen Material Contract;

(j)                 make or commit to any capital expenditure or expenditures outside of the ordinary course of business and not consistent with past practices;

(k)               make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens, other than in the ordinary course of business consistent with past practices;

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(l)                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)             change any of its accounting methods unless required by GAAP;

(n)               take any action that would cause Bluegreen’s representations and warranties set forth in this Agreement which (i) are not qualified as to materiality or “Bluegreen Material Adverse Effect” to be untrue in any material respect or (ii) are qualified as to materiality or “Bluegreen Material Adverse Effect” to be untrue;

(o)               make, change or revoke any election in respect of Taxes, file any amended Tax Return, or adopt or change any material accounting method or period in respect of Taxes;

(p)               commence or settle any legal or regulatory action, suit, proceeding or claim other than in the ordinary course of business and consistent with past practices;

(q)               take any other action that would reasonably be likely to materially delay the Merger or result in a Bluegreen Material Adverse Effect; or

(r)                 agree to take, or make any commitment to take, any of the foregoing actions.

6.2              Notice. BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, will promptly notify the other of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Purchaser Material Adverse Effect or Bluegreen Material Adverse Effect, as the case may be, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party or parties contained herein, (iii) any event or circumstance which could materially and adversely affect the party’s or parties’ ability to satisfy the conditions to the Merger or (iv) any determination made by the party or parties of its or their in ability to fulfill any of the conditions to performance by the other party or parties hereunder.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

7.1              Access to Information. From the date hereof through the Effective Time, Bluegreen shall permit BFC, Woodbridge and Merger Sub, and their authorized Representatives, reasonable access during regular business hours to the properties of Bluegreen and each of its Subsidiaries. Bluegreen shall, and shall cause its Subsidiaries to, make its directors, management and other employees and agents and authorized Representatives available to confer with BFC, Woodbridge and Merger Sub, and their authorized Representatives, at reasonable times and upon reasonable request, and Bluegreen shall disclose and make available to BFC, Woodbridge and Merger, and shall cause its Subsidiaries and the agents and authorized Representatives of Bluegreen and its Subsidiaries, to disclose and make available to BFC, Woodbridge and Merger Sub, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Bluegreen and its Subsidiaries. BFC, Woodbridge and Merger Sub may make or cause to be made such investigation of the records, business and properties of Bluegreen and its Subsidiaries as BFC, Woodbridge and Merger Sub deem necessary or advisable to familiarize themselves and their Representatives with such business, properties and other matters, provided that any such investigation shall be reasonably related to the Merger and other transactions contemplated hereby and shall not unduly interfere with the normal operations of Bluegreen or any of its Subsidiaries. BFC, Woodbridge and Merger Sub agree to maintain the confidentiality of all information they receive pursuant to this Section 7.1, except as otherwise required by Law.

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7.2              Public Announcements. Any public announcement made by or on behalf of any party hereto prior to the termination of this Agreement concerning this Agreement, the Merger or other transactions contemplated hereby or any other aspect of the dealings between the parties as contemplated hereby must first be approved by the other party or parties (any such approval not to be unreasonably withheld or delayed), subject to applicable Law, provided such party shall use its reasonable efforts in good faith to consult with the other party or parties as to all such public announcements.

7.3              No Solicitation.

(a)                From and after the date of this Agreement until such time, if any, as Bluegreen’s shareholders approve this Agreement in accordance with the MBCA, subject to Section 7.3(b), without the prior written consent of Woodbridge, Bluegreen will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other Representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (A) merger, consolidation, share exchange, business combination or similar transaction involving Bluegreen or any of its Subsidiaries, (B) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Bluegreen and its Subsidiaries on a consolidated basis, (C) liquidation, dissolution, recapitalization or other similar type of transaction involving Bluegreen or any of its Subsidiaries, (D) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock, or other transaction involving Bluegreen in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock or (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby or related thereto (or any modification thereof or proposal relating thereto). Bluegreen will, and will direct all of its directors, officers, employees, investment bankers, attorneys, accountants and other Representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

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(b)               Notwithstanding the provisions of Section 7.3(a) above, if a Person or group other than BFC or any of its Affiliates (any such Person or group, a “Third Party”) after the date of this Agreement submits to Bluegreen or its Board of Directors or Special Committee, not resulting from a breach of Section 7.3(a) above, an unsolicited, bona fide, written Acquisition Proposal, and Bluegreen’s Board of Directors or Special Committee reasonably determines in good faith (i) after consultation with their Representatives that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Bluegreen may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Bluegreen contemporaneously furnishes to Woodbridge all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party with respect to such Acquisition Proposal. In the event that, after the date of this Agreement and prior to such time, if any, as Bluegreen’s shareholders approve this Agreement in accordance with the MBCA, Bluegreen receives a Superior Proposal not in violation of Section 7.3(a) and Bluegreen’s Board of Directors or Special Committee determines, in good faith and after consultation with their Representatives, that the failure to do so would be inconsistent with fiduciary duties owed by directors under applicable Law, then Bluegreen’s Board of Directors or Special Committee may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) if applicable, approve or recommend the Superior Proposal to Bluegreen’s shareholders, provided, in each case, Bluegreen provides Woodbridge with at least two (2) Business Days prior written notice stating that it intends to take such actions and setting forth the information specified in Section 7.3(c) with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Bluegreen’s Board of Directors or Special Committee determines, after consultation with their Representatives, are more favorable to Bluegreen’s shareholders from a financial point of view than the Merger or other revised proposal submitted by Woodbridge or its Affiliates prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Bluegreen from taking, and disclosing to its shareholders, a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.

(c)                Bluegreen will notify Woodbridge immediately, and in any event within one (1) Business Day, if (i) an Acquisition Proposal is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Bluegreen will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Bluegreen furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

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(d)               In addition to the obligations set forth in Section 7.3(a), (b) and (c), Bluegreen, as promptly as practicable, will advise Woodbridge orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep Woodbridge informed in all material respects of the status of any such request or inquiry. Bluegreen shall also provide Woodbridge with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof, including, the Special Committee) at which its Board of Directors or any such committee is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation to Woodbridge as soon as available).

7.4              Bluegreen Proxy Statement; Schedule 13E-3.

(a)                As promptly as reasonably practicable after the execution of this Agreement, Bluegreen shall prepare the Proxy Statement and file it with the SEC, and Bluegreen, BFC, Woodbridge, Merger Sub and all other filing Persons required by the applicable rules and regulations of the SEC shall jointly prepare and file the Schedule 13E-3 with the SEC.

(b)               The parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3. The parties shall notify each other promptly upon receipt by such party, including any Affiliate or Representative of such party, of any comments from the SEC or its staff with respect to, and of any request by the SEC or its staff for amendments or supplements to, the Proxy Statement or the Schedule 13E-3, and the parties shall supply each other with copies of all correspondence between them, including any of their respective Affiliates or Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3.

(c)                Each of BFC, Woodbridge and Merger Sub shall cooperate with Bluegreen in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Bluegreen in writing upon request any and all information relating to it as may be reasonably required to be set forth in the Proxy Statement under applicable Law. Each party shall cooperate with the other parties in connection with the Schedule 13E-3. BFC, Woodbridge and Merger Sub shall use their reasonable best efforts to ensure that the information supplied by them for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, on the date or dates the Proxy Statement or Schedule 13E-3 is filed with the SEC, on the date or dates the Proxy Statement is mailed to Bluegreen’s shareholders, and at the time of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Bluegreen shall use its reasonable best efforts to ensure that (i) the Proxy Statement and Schedule 13E-3 will not, on the date or dates the Proxy Statement or Schedule 13E-3 is filed with the SEC, on the date or dates the Proxy Statement is mailed to Bluegreen’s shareholders, and at the time of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act, provided, in each case, that Bluegreen assumes no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of BFC, Woodbridge or Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. Each party will use its reasonable best efforts to ensure that the Schedule 13E-3 complies in all material respects with the applicable requirements of the Exchange Act, provided BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, assume no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of the other for inclusion or incorporation by reference in the Schedule 13E-3. Prior to filing with the SEC, or mailing to shareholders, of the Proxy Statement, filing the Schedule 13E-3 with the SEC, or filing any other required document (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party shall provide the other with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

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7.5              Bluegreen Meeting.

(a)                As soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement and the Schedule 13E-3, Bluegreen shall duly call, establish a record date for and give notice of, and thereafter as soon as reasonably practicable convene and hold, the Bluegreen Meeting.

(b)               Except as provided in Section 7.3(b) with respect to the right of Bluegreen’s Special Committee or Board of Directors to withhold, withdraw, modify or change its recommendation to Bluegreen’s shareholders, Bluegreen shall use its reasonable efforts in good faith to secure the vote of its shareholders required under the MBCA and include in the Bluegreen Proxy Statement the recommendation of its Board of Directors in favor of this Agreement.

(c)                Woodbridge shall vote all of its shares of Bluegreen Common Stock at the Bluegreen Meeting in favor of this Agreement.

7.6              Employee Benefit Plans. As appropriate, Bluegreen’s Board of Directors shall adopt resolutions to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Bluegreen Common Stock pursuant to any Bluegreen Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance. If such resolutions have previously been adopted by Bluegreen’s Board of Directors, Bluegreen shall provide copies thereof to BFC as promptly as practicable and, in any event, prior to the Effective Time.

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7.7              Indemnification.

(a)                After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Bluegreen (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Woodbridge, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Bluegreen if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the MBCA in effect as of the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the MBCA in effect on the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof upon receipt of any undertaking required by applicable Law or the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.7(a), upon learning of any Claim, shall immediately notify Woodbridge (but the failure to so notify Woodbridge shall not relieve it from any liability which it may have under this Section 7.7(a) except to the extent such failure prejudices Woodbridge) and shall deliver to Woodbridge any undertaking required by applicable Law. The Surviving Corporation shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b)               For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and in-house counsel liability insurance maintained by Bluegreen (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Bluegreen immediately prior to Closing upon the request of Woodbridge)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c)                The obligations of the Surviving Corporation provided under Section 7.7(a) and (b) are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Corporation.

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7.8              Further Assurances; Financing.

(a)                Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the Merger and other transactions contemplated by this Agreement at the earliest practicable date, including, without limitation, obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the others (including by providing any necessary information) with respect to the foregoing. In case, at any time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use all reasonable efforts in good faith to take all such necessary action.

(b)               Without limiting the generality of Section 7.8(a), at all times after the date hereof and prior to the Closing Date, (i) each of BFC, Woodbridge and Merger Sub shall use its reasonable best efforts to consummate any and all financings required in order to consummate the Merger (and promptly advise Bluegreen of any material developments with respect to such efforts and financings) and (ii) Bluegreen shall provide, and shall use its reasonable best efforts to cause its Representatives to provide, to BFC, Woodbridge and Merger Sub, such cooperation reasonably requested by them in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of such financings, including furnishing or making available financial and other information and documents, participating in meetings, presentations and due diligence sessions, and participating in the negotiation of, and executing and delivering, customary financing agreements and documents, including loan agreements, promissory notes, closing certificates and documents, and authorization letters, in each case, as may be reasonably requested by Woodbridge; provided that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of Bluegreen or any of its Subsidiaries, (B) no obligation of Bluegreen or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with any such financing shall be effective until the Effective Time (other than any customary authorization letters) and (C) no director or officer of Bluegreen or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect thereto that would be effective prior to the Effective Time.

7.9              Tax Treatment. The parties agree (a) that the Merger shall be treated for tax purposes as an acquisition of the shares of Bluegreen Common Stock by Woodbridge in consideration for the Merger Consideration and (b) to take any and all actions in connection therewith, including the reporting of the Merger in accordance therewith.

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7.10          Shareholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts in good faith to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the Merger or other transactions contemplated hereby without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed.

7.11          HSR Act. If, and to the extent, required, the parties will (a) take all commercially reasonable actions necessary to file as soon as practicable after the date of this Agreement notifications under the HSR Act with respect to the Merger, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) request early termination of all applicable waiting periods.

7.12          Appointment of Directors. BFC shall use its best efforts to cause the directors of Bluegreen who are not directors of BFC immediately prior to the Effective Time to be appointed to the Board of Directors of BFC at the Effective Time.

7.13          Cancellation of Bluegreen Rights Agreement. Prior to the Effective Time, Bluegreen shall cause to be taken such actions as are necessary to terminate the Bluegreen Rights Agreement and cause the Bluegreen Rights Agreement to be inapplicable to the Merger and other transactions contemplated hereby.

7.14          Merger Sub Compliance. BFC and Woodbridge shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in, contemplated by or related to this Agreement, the Merger and other transactions contemplated hereby.

7.15          Section 16 Matters. Prior to the Effective Time, Bluegreen shall take such steps as may be reasonably required to cause dispositions of its securities pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of Bluegreen to be exempt under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS

8.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) prior to or at the Closing of the following conditions:

(a)                The Merger shall have received the requisite approval and authorization of the shareholders of Bluegreen under the MBCA.

(b)               No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or other transactions contemplated hereby, and there shall be no Order of a Governmental Entity precluding consummation of the Merger or other transactions contemplated hereby.

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(c)                All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Bluegreen, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Woodbridge, could reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger.

8.2              Conditions to Bluegreen’s Obligation to Effect the Merger. The obligations of Bluegreen to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by Bluegreen (to the extent permitted by applicable Law) of the following conditions:

(a)                The representations and warranties of BFC, Woodbridge and Merger Sub set forth in this Agreement that are qualified by materiality or “Purchaser Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC, Woodbridge and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

(b)               Each of BFC, Woodbridge and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC, Woodbridge or Merger Sub if the failure by such party to so perform or comply is attributable to Bluegreen.

(c)                Each of BFC, Woodbridge and Merger Sub shall have delivered to Bluegreen a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b).

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8.3              Conditions to BFC’s, Woodbridge’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC, Woodbridge and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by BFC, Woodbridge and Merger Sub (to the extent permitted by applicable Law) of the following conditions:

(a)                The representations and warranties of Bluegreen set forth in this Agreement that are qualified by materiality or “Bluegreen Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Bluegreen contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

(b)               Bluegreen shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Bluegreen if the failure by Bluegreen to so perform or comply is attributable to BFC, Woodbridge or Merger Sub.

(c)                All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of (i) the Bluegreen Material Contracts and all other material agreements set forth on Schedule 5.9 and (ii) all of the existing Permits of Bluegreen shall have been received, except where, in the opinion of Woodbridge, the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger or its ability to continue to conduct the business of Bluegreen as it has been historically conducted.

(d)               Bluegreen shall have delivered to BFC a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(e)                Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a Bluegreen Material Adverse Effect.

(f)                At or prior to the Effective Time, Woodbridge shall have obtained all financing necessary to pay the aggregate Merger Consideration required to consummate the Merger, as contemplated by Section 7.8(b), including amounts payable pursuant to Section 3.4.

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ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1              Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by the shareholders of Bluegreen), as follows:

(a)                by written consent of all parties hereto;

(b)               by any party hereto:

(i)                 if the requisite approval of this Agreement by Bluegreen’s shareholders is not obtained at the Bluegreen Meeting, including any adjournment or postponement thereof;

(ii)               if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, and such Order, decree, ruling or other action shall have become final and non appealable;

(iii)             if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger or other transactions contemplated hereby by any Governmental Entity which would make consummation of the Merger or other transactions contemplated hereby illegal;

(iv)             if the Merger shall not have been consummated by June 30, 2013; provided, however, that this deadline shall be extended to September 30, 2013 in the event the parties are proceeding in good faith with respect to the consummation of the Merger; or

(v)               if, after complying with the provisions of Section 7.3, Bluegreen’s Special Committee or Board of Directors (A) shall have finally determined to approve or recommend a Superior Proposal or (B) withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to Woodbridge;

(c)                by Bluegreen if BFC, Woodbridge or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BFC, Woodbridge or Merger Sub, as the case may be, and (B) would result in the failure to satisfy a condition set forth in Section 8.2; or

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(d)               by BFC, Woodbridge or Merger Sub if:

(i)                 Bluegreen shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to Bluegreen and (B) would result in the failure to satisfy a condition set forth in Section 8.3;

(ii)               there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a Bluegreen Material Adverse Effect; or

(iii)             a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or any Subsidiary or Affiliate thereof (other than Bluegreen or any of its Subsidiaries, directors, officers, employees or agents)) and Bluegreen’s Board of Directors shall, notwithstanding its obligations hereunder, have (A) recommended that Bluegreen’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2              Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other parties and, subject to the expiration of the cure periods provided in Sections 9.1(c)(i) and (d)(i), if any, this Agreement shall terminate without any further action by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its breach of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1          Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2          Payment of Expenses. Except as set forth in the following sentence, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, each agree to pay one-half (½) of any legal, filing and other expenses related to any applicable pre-merger notification and report forms under the HSR Act.

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10.3          Assignment; Binding Effect. This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior written consent of the other parties. Any attempted assignment in violation of this prohibition shall be null and void. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the parties hereto.

10.4          Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida, without giving effect to its principles of conflicts of laws.

10.5          Consent to Jurisdiction.

(a)                Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts of Florida located in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)               Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.8, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.6          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7          Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Notwithstanding Section 10.8 or anything to the contrary contained herein, delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

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10.8          Notices. All notices and other communications hereunder shall be in writing and, subject to Section 10.7, shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BFC, Woodbridge or Merger Sub, addressed to the applicable party at:

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attn: Alan B. Levan

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attn: Alison W. Miller, Esq.

Facsimile: (305) 789-3395

If to Bluegreen, addressed to:

Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attn: John M. Maloney, Jr., Chief Executive Officer and President

Facsimile: (561) 912-8002

and to

Arnold Sevell, Chairman of the Special Committee

Sevell Realty Partners, Inc.

2295 Corporate Boulevard, N.W., Suite 131

Boca Raton, Florida 33431-7328

Facsimile: (561) 241-4700

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with a copy addressed to (which shall not constitute notice):

Akerman Senterfitt, P.A.

One Southeast Third Avenue

25th Floor

Miami, Florida 33131-1714

Attn: Stephen K. Roddenberry, Esq.

Facsimile: (305) 374-5095

10.9          Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

10.10      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11      Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.11.

10.12      Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party or parties shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.13      No Third Party Beneficiary. Except as permitted in Section 7.7, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.14      Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

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10.15      Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.16      Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by all of the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. Any such waiver shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

10.17      Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Bluegreen under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.18      Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,

a Florida corporation

By: /s/ Alan B. Levan

Alan B. Levan,

Chairman, Chief Executive Officer and

President

WOODBRIDGE HOLDINGS, LLC,

a Florida limited liability company

By: /s/ Alan B. Levan

Alan B. Levan,

Chief Executive Officer

BXG FLORIDA CORPORATION,

a Florida corporation

By: /s/ Alan B. Levan

Alan B. Levan,

Chief Executive Officer and President

BLUEGREEN CORPORATION,

a Massachusetts corporation

By: /s/ John M. Maloney, Jr.

John M. Maloney, Jr.,

Chief Executive Officer and President

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